EXHIBIT 99.1


       Susan B. Railey
       For shareholders and securities brokers
       (301) 468-3120
       James T. Pastore
       For news media
       (202) 546-6451                               FOR IMMEDIATE RELEASE

       CRIIMI MAE Names Board Member Mark R. Jarrell as President and COO

Rockville, MD, August 13, 2003 - CRIIMI MAE Inc. (NYSE: CMM) announced that Mark
R. Jarrell has been named president and chief operating officer effective September 15, 2003.

Mr. Jarrell succeeds the current president, Barry Blattman, who will continue to serve as chairman of the board and chief executive officer. Mr. Blattman is resigning the office of president to make way for Mr. Jarrell to assume day-to-day responsibility for the commercial mortgage REIT's operations. Mr. Jarrell will report directly to Mr. Blattman.

Mr. Jarrell has served on CRIIMI MAE's Board of Directors since last January, when Mr. Blattman and the Brascan Real Estate Financial Fund led a $400 million recapitalization of CRIIMI MAE. Mr. Jarrell has resigned from CRIIMI MAE's board in conjunction with becoming president and chief operating officer.

"We are very excited that Mark has agreed to move from the Board to management as president and chief operating officer. CRIIMI MAE now will be able to make even greater use of Mark's extensive experience in the commercial mortgage-backed securities sector, where he has led major lending and securitization operations," said CEO Barry Blattman.

He added that CRIIMI MAE, which currently has operations in Rockville, Maryland, plans to move its executive offices to New York City.

Mark Jarrell stated, "I'm very excited to have the opportunity to join a recapitalized and refocused CRIIMI MAE. The company has the capital, expertise and talent to be a leading high-yield commercial mortgage investment platform, and I am pleased to have the chance to contribute to its success."

With more than 15 years of corporate and Wall Street experience in the commercial mortgage-backed securities (CMBS) sector, Mr. Jarrell has been serving as Senior Vice President and head of the Debt Group at The Community Development Trust, Inc. (CDT). CDT is a private, hybrid REIT focused on debt and equity investments in projects that support affordable housing and community development. He has been responsible for all of CDT's debt origination, underwriting and capital markets activities and has been a member of the REIT's Management Committee.

Prior to joining CDT in 2002, Mr. Jarrell was a Senior Vice President at Greenwich Capital Markets, Inc. for five years, where he headed that firm's conduit loan production and securitization effort, which originated over $1 billion in commercial mortgage loans in 2001.

Earlier in his Wall Street career, he worked for Daiwa Securities, where he established one of the first national conduit lending operations and for Merrill Lynch, where he was one of the founding members of that firm's CMBS group in the late 1980s.

CRIIMI MAE Inc. is a commercial mortgage REIT based in Rockville, MD. CRIIMI MAE holds a significant portfolio of commercial mortgage-related assets and performs mortgage servicing functions for approximately $16.5 billion of commercial mortgage loans.

For further information, shareholders and securities brokers should contact CRIIMI MAE Inc at (301) 816-2300, e-mail shareholder@criimimaeinc.com and news media should contact James Pastore, Pastore Communications Group LLC, at (202) 546-6451, e-mail pastore@ix.netcom.com.